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                                                                    EXHIBIT 10.1

                            DSG International Limited
                            Business Code of Conduct

Table of Contents

I.   Confidentiality

          .    How to treat Company confidential and proprietary information

II.  Conflicts of Interest

          . Definition of potential conflict situations that may face an employee.

III. Gifts

          .    Policy on what gifts employees are able to accept.

IV.  Fraudulent Activities

          .    Expected employee conduct in their Company business dealings.

V.   Reporting Information

          .    Compliance requirements in the preparation of Company financial information.
          .    Importance of internal controls to safeguard Company assets.
          .    Proper statement of information to the public.

VI.  Communication Channels

          . Process by which an employee can report unethical or corrupt behavior.

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                            DSG International Limited
                                 Code of Conduct

Introduction

This Code of Conduct for DSG International Limited (the "Company") is intended to provide guidelines to all employees regarding ethical behavior when acting on behalf of the Company. In addition, this document sets forth a Code of Conduct for senior financial officers, senior management and other Company officers that are responsible for the preparation of financial information prior to its public release.

The underlying principles of this Code embrace the belief that high ethical standards are expected from all of our employees. The governing principle of the Company is to protect its reputation in the marketplace by adhering to fundamental business methods and practices that comply with the laws and regulations that preside over its business activities.

Confidential/Proprietary Information

Confidential information includes but is not limited to such things as business or marketing plans, financial data, computer software programs, information about suppliers, customers, personnel and matters generally not known to the public. This would also include confidential proprietary information like copyrights, patents or other intellectual property. All employees are expected to maintain the confidentiality of such information. Upon cessation of employment, employees must return to the Company any confidential information in their possession.

Conflicts of Interest

A conflict of interest arises when an employee engages in any activity that advances their personal interest to the detriment of the Company's interest. It is the responsibility of the individual employee to avoid situations that compromise the interests of the Company for their benefit or personal gain. The following are some of the activities that would be classified as conflicts of interests and are prohibited by the Company:

     .    Assisting any competitor.
     . Performing personal activities that result in any form of competition against the Company.
     . Maintaining a financial interest even if passive in any organization doing business with the Company. The ownership of a nominal amount of shares of a publicly traded company does not constitute maintaining a financial interest for purposes of defining a conflict of interest.
     . Using "insider" information not generally available to the public to promote personal gain. The Company's Insider Trading Policy should be referenced for further explanation.

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Gifts

It is inappropriate to receive any gift as an employee from a Company business partner if there could be a reasonable appearance that receipt of such gift would influence a business relationship. However, it is proper to accept gifts of nominal value that are customarily offered to others in similar relationships. The receipt of any gift which is not nominal or customary must be reported to your immediate superior. The gift must then be either returned or disposed of and the provider be reminded in writing of the Company's policy in this area.

Fraudulent Activities

The Company adheres to policies of "best practices" in all of its business dealings. The Company will not tolerate any form of fraud or corruption in its business activities or in the communication to the general public about any of its business activities. Employees discovered to be engaged in fraudulent or corrupt activities will be subject to termination and possibly face criminal penalties from outside law enforcement agencies.

Reporting Information

Information of any type about the Company, but in particular financial information is always expected to be recorded and reported accurately and honestly. All officers, managers, and related parties involved with the preparation of financial data within the Company are expected to comply with the laws and standards of all regulatory bodies as they record and publish the financial results of the Company's business. The Company is required to maintain its books and records in compliance with such standards and laws set forth by tax authorities, the Securities and Exchange Commission, the NASDAQ National Market and any other pertinent regulatory agency.

It is imperative that the financial officers of the corporation do everything possible to ensure that the books and records of the Company accurately reflect its business transactions. The financial management of the Company is responsible for the adequate design of systems of internal controls to assure Company assets are both safe guarded and used for proper corporate purpose. Financial statements must be prepared in conformity with generally accepted accounting principles or any other required applicable standards.

Any financial manager or person responsible for the filing of or dissemination of the Company's financial information is prohibited from knowingly making any false or misleading statements or omissions of fact in the preparation or presentation of such information. The Company will take every action necessary, including legal measures, to protect its assets and reputation against any employee proven to have knowingly misled the public by making false statements or omitting facts relating to the financial performance of the Company.

Communication Channels - Speaking Up

If an employee knows of an unlawful or unethical situation they should immediately communicate the matter to their manager. The manager is responsible for seeing that the "complaint" is forwarded to the head of Human Resources within the Company. The Company will review the report of unlawful or unethical conduct and take necessary

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action. The Company will not tolerate any threats or acts of retaliation against an employee reporting unlawful or unethical conduct.

Application of the Code of Conduct

This Code of Conduct applies to all directors, officers and employees of the Company as well as to the partners with whom it does business. The purpose of this Code is to affirm the Company's strong dedication to expressing the highest standards of business conduct everywhere it transacts business. Failure to comply with the standards contained in the Code will result in disciplinary action that includes possible termination of employment. The Company will refer incidents of fraudulent or corrupt behavior to public authorities for possible further action to be taken.

No Code of Conduct can address all specific situations. It is, therefore, every employee's responsibility to apply the principles set forth in this Code and to exercise good business judgment. Ethical behavior is good for our business. It fosters a healthy competitive environment and customer respect and loyalty.

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